Exhibit 99.1

For Further Information Contact

Julie Bimmerman (404) 888-2103

FOR IMMEDIATE RELEASE

ROLLINS, INC. ROLLINS, INC. ANNOUNCES THE ELECTION OF JERRY GAHLHOFF, JR. TO THE BOARD OF DIRECTORS AND THE DECLARATION OF A REGULAR QUARTERLY CASH DIVIDEND AND A SPECIAL YEAR-END DIVIDEND

ATLANTA, GEORGIA, October 26, 2021: Rollins, Inc. (NYSE:ROL), a premier global consumer and commercial services company announced the election of Jerry Gahlhoff, Jr., the Company’s current President and Chief Operating Officer, to the Board of Directors, effective October 26, 2021. Mr. Gahlhoff came to Rollins in the HomeTeam acquisition in 2008 and has successfully managed several areas of the Company with increasing responsibility. Prior to his current role, Mr. Gahlhoff served as President of the Rollins Specialty Brands team of HomeTeam, Clark, Northwest, Western Pest, Waltham Pest, and OPC pest control companies as well as the Rollins Human Resources department.

Also on October 26, 2021, the Board of Directors declared a regular quarterly cash dividend on its common stock of $0.10 per share plus a special year-end cash dividend of $0.08 per share with both payable on December 10, 2021 to stockholders of record at the close of business on November 10, 2021.

About Rollins

Rollins, Inc. is a premier global consumer and commercial services company.  Through its family of leading brands, Orkin, HomeTeam Pest Defense, Clark Pest Control, Orkin Canada, Western Pest Services, Northwest Exterminating, McCall Service, Critter Control, The Industrial Fumigant Company, Trutech, Orkin Australia, Waltham Services, OPC Services, PermaTreat, Rollins UK, Aardwolf Pestkare, Crane Pest Control and MissQuito, the Company provides essential pest control services and protection against termite damage, rodents and insects to more than two million customers in North America, South America, Europe, Asia, Africa, and Australia from more than 700 locations. You can learn more about Rollins and its subsidiaries by visiting our web sites at www.orkin.com, www.pestdefense.com, www.clarkpest.com, www.orkincanada.ca, www.westernpest.com, www.callnorthwest.com, www.mccallservice.com,  www.crittercontrol.com, www.indfumco.com, www.trutechinc.com, www.orkinau.com, www.walthamservices.com, www.opcpest.com, www.permatreat.com, www.safeguardpestcontrol.co.uk, www.aardwolfpestkare.com,  www.cranepestcontrol.com, www.missquito.com and www.rollins.com. You can also find this and other news releases at www.rollins.com by accessing the news releases button.